SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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TALON INTERNATIONAL, INC.
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TALON INTERNATIONAL, INC.

___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

____________________________________________________

TIME	3:00 p.m. Pacific Daylight Time on June 12, 2015

PLACE	TALON INTERNATIONAL, INC.
Conference Center, Suite 270
21900 Burbank Boulevard,
Woodland Hills, California 91367

ITEMS OF BUSINESS	(1) Election of five directors to hold office for the ensuing year and until their successors are duly elected;
(2) To hold an advisory vote on executive compensation;
(3) To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
(4) To approve an amendment to the Company’s Certificate of Incorporation to further allow for a reverse split of our outstanding shares of common stock as described in the enclosed proxy statement; and
(5) To transact such other business as may properly be brought before the meeting or any adjournments thereof.

RECORD DATE	You can vote if you were a stockholder of the Company at the close of business on April 16, 2015.

PROXY VOTING	All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card. If your shares are held in street name, you must obtain a proxy (a “Proxy”), executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting.
Woodland Hills, California

April __, 2015
Larry Dyne
Chief Executive Officer

THE ATTACHED PROXY STATEMENT AND
OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT
WWW.TALONZIPPERS.COM/CORPORATE/INVESTORS/

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH CARD SHOULD BE COMPLETED AND RETURNED.

TALON INTERNATIONAL, INC.
21900 BURBANK BOULEVARD, SUITE 270
WOODLAND HILLS, CALIFORNIA 91367

PROXY STATEMENT

These Proxy materials are being delivered in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Talon International, Inc., a Delaware corporation (“Talon,” the “Company,” “we,” or “us”), of Proxies to be voted at our 2015 annual meeting of stockholders (the “Annual Meeting”) and at any adjournments or postponements.

You are invited to attend our Annual Meeting on June 12, 2015, beginning at 3:00 p.m. Pacific Daylight Time. The meeting will be held at our Corporate Conference Center located at 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367.

Record Date and Stockholders Entitled to Vote

Holders of our common stock at the close of business on April 16, 2015 (the “Record Date”) are entitled to receive this notice and to vote their shares at the Annual Meeting. As of April 16, 2015, there were 92,267,831 shares of our Common Stock issued and outstanding.

Mailing of Proxy Statements

We anticipate mailing this Proxy Statement and the accompanying Proxy to stockholders on or about May 13, 2015.

Proxies

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written Proxy card. Your submission of the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with our Secretary, at its principal executive office, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

Quorum

The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. If by the date of the Annual Meeting we do not receive proxies representing sufficient shares to constitute a quorum, the Chairman of the Meeting, or the stockholders entitled to vote at the meeting, shall have power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Voting and Required Votes

Each share of Talon common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

If a quorum is present, a plurality of the shares voting will be sufficient to elect the director nominees (Proposal No. 1). This means that the five nominees for the director receiving the highest number of votes “for” election will be elected. Approval of the advisory vote on executive compensation (Proposal No. 2) and ratification of the appointment of our independent registered public accounting firm (Proposal No. 3) will require the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting with respect to such proposal. Approval of the amendment to the Company’s Certificate of Incorporation to further allow for a reverse split of our outstanding shares of common stock (Proposal No. 4) will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting with respect to the amendment.

Other Matters

At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

In the event a stockholder proposal was not submitted to us prior to the date of this Proxy Statement, the enclosed Proxy will confer authority on the Proxy holders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Annual Meeting. As of the date hereof, no stockholder proposal has been submitted, and management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted by the Proxy holders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

Proposal NUMBER 1:     ELECTION OF DIRECTORS

Proposal No. 1 is the re-election of the five members of the Board of Directors.

Our bylaws provide that the authorized number of directors is a minimum of two and a maximum of nine, with the exact number set by our Board. Currently, the authorized number of directors of the Company is five, and five members of our Board are to be elected at the Annual Meeting.

The five nominees for director receiving the highest number of votes at the Annual Meeting will be elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders, or until a successor has been elected and qualified, or until his or her earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or declines to serve as a director, or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The Board of Directors proposes the re-election of each of the following nominees as directors, all of whom currently serve on the Board of Directors:

Mark Dyne

Larry Dyne

David Ellis

Morris D. Weiss

Robert L. Golden

If elected, Mark Dyne, Larry Dyne, David Ellis, Morris D. Weiss and Robert L. Golden are expected to serve until the 2016 annual meeting of stockholders. The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

The Board of Directors Unanimously Recommends a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

Directors, Nominees and Executive Officers

The following table sets forth the name, age and position of each of our executive officers and directors (and director nominees) as of April 16, 2015.

Name	Age	Position

Directors (and Director Nominees):

Mark Dyne (1)	54	Chairman of the Board of Directors

Larry Dyne (1)(2)	42	Chief Executive Officer and Director

David Ellis	51	Director

Morris D. Weiss	55	Director

Robert L. Golden	52	Director

Other Executive Officer:

Nancy Agger-Nielsen	52	Chief Financial Officer

(1)	Mark Dyne and Larry Dyne are brothers.
(2)	Larry Dyne was appointed as Chief Executive Officer on April 13, 2015, and served as President prior to such date.

Directors:

Mark Dyne

Mr. Dyne has served as Chairman of the Board of Directors since 1997.  Mr. Dyne currently serves as the Chief Executive Officer and the Managing Partner of Europlay Capital Advisors, LLC, a merchant banking and advisory firm.  Mr. Dyne previously served on the Board of Directors of Skype Global S.a.r.l. the world’s leader in V.O.I.P. communications. Mr. Dyne was also previously Chairman and Chief Executive Officer of Sega Gaming Technology Inc. (USA), and Chairman and Chief Executive Officer of Virgin Interactive Entertainment Ltd. Mr. Dyne was a founder and former director of Sega Ozisoft Pty Ltd. Mr. Dyne was nominated to our Board of Directors for his extensive domestic and international management experience.

Larry Dyne

Larry Dyne was appointed as our Chief Executive Officer and as a member of the Board of Directors in April 2015, and has served as our President since May 2009. He has been our employee since 1992, and was formerly Executive Vice President of Sales as well as Vice President of Product Development and Global Sourcing, and Vice President of Trim Sales including responsibility for all domestic print production. Through these positions, Mr. Dyne has established extensive and long-term relationships with the world’s top brands and clothing retailers. Mr. Dyne was appointed to the Board of Directors for his extensive knowledge of industry practices and trends and domestic and international management experience.

David Ellis

David Ellis has served on our Board of Directors since October 2010. Mr. Ellis is a co-founder of GemCap, a provider of asset-based loans, ranging from $1 million to $10 million, as a senior-secured lender. Through 2006, Mr. Ellis served as the President of Buxbaum Group. Mr. Ellis has twenty years of experience in the acquisition, insolvency and turnaround management businesses during which he built several international businesses, with an emphasis in the apparel industry. Mr. Ellis was nominated to our Board of Directors for his extensive domestic and international management experience, and knowledge of associated industry practices and trends, and for his financial and investment management expertise.

Morris D. Weiss

Morris D. Weiss has served on our Board of Directors since May 2012. Mr. Weiss is a partner at the law firm of Taube, Summers, Taylor & Meinzer LLP, where Mr. Weiss specializes in commercial bankruptcy and restructuring matters as well as complex commercial litigation.  Prior to joining Taube & Summers, in 2010, Mr. Weiss among other things held a variety of positions in the financial services industry and served on the Board of Directors of Atlas Mining Company (n/k/a Applied Minerals, Inc. (OTCQB: AMNL.OB)), the leading global producer of Halloysite Clay solutions, having previously served as the company’s Chief Restructuring Officer.  From February 2002 to October 2008, Mr. Weiss was the Managing Director and Head of Investment Banking of Tejas Securities Group, Inc., a full service, independent broker dealer. Mr. Weiss was nominated to our Board of Directors for his extensive domestic and international management experience, knowledge of associated industry practices and trends, and for his strategic growth management expertise.

Robert L. Golden

Mr. Golden joined our Board of Directors in September 2013.  Mr. Golden has served as a partner at the accounting firm of Fenton & Ross in Los Angeles, California since 2013. Mr. Golden has also served as Chief Financial Officer, since 2008, for Promo Shop, Inc., a promotional merchandising and marketing services company that provides creative branded merchandise and custom premiums. From 2004 to 2012, Mr. Golden was a Principal with the accounting firm of Saffer and Flint LLP in Los Angeles. Prior to 2004, Mr. Golden spent nearly 20 years with national and regional accounting firms beginning with Ernst & Young in 1984. Mr. Golden was licensed as a Certified Public Accountant through 2006.  Mr. Golden earned his Bachelor of Science in Business Administration with an emphasis in Accounting from the University of Southern California. Mr. Golden was nominated to our Board of Directors for his extensive management experience, knowledge of associated industry practices and trends, and for his financial management expertise.

Other Executive Officer:

Nancy Agger-Nielsen

Ms. Agger-Nielsen joined us in March 2014 as Vice President Finance, and since April 2014 has served as our Chief Financial Officer.  Ms. Agger-Nielsen previously served as CFO of Med-Legal, LLC, a leading California provider of litigation support services, from 2013 to 2014, and as Vice President of Finance for NDC Infrared Engineering from 2004 until 2013, a leading, global supplier of on line measurement instrumentation for the manufacturing industry.  Ms. Agger-Nielsen was licensed as a Certified Public Accountant from 1989 until 2002, has completed an MBA program with the Peter F. Drucker School of Management at Claremont Graduate University in Claremont, CA, and earned a Bachelor of Science in Business Administration with an emphasis in Accounting at California State Polytechnic University in Pomona, CA.

Board Meetings, Board Committees and Director Independence

In 2014, the Board of Directors held six meetings. Each director serving at that time attended at least 75% of all the meetings of the Board of Directors. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, each director is encouraged to attend the annual meeting of stockholders. One director was present at the 2014 annual meeting of stockholders.

We do not currently maintain separately designated audit, compensation, nominating or governance committees of the Board of Directors. The Board of Directors has determined that these committees are not necessary in light of the composition of the Board and concentration of voting power among a single or small number of stockholders. The functions customarily delegated to these committees are performed by our full Board of Directors.

The Board may form ad hoc committees from time to time to assist our Board in fulfilling its responsibilities with respect to matters that are the subject of the ad hoc committee’s mandate.

The Company is not a “listed company” under SEC rules and is therefore not required to have a separate audit committee comprised of independent directors. Our full Board of Directors performs the functions of the audit committee. The Company has, however, determined that as of December 31, 2014, each of Messrs. Ellis, Weiss and Golden is “independent” as that term is defined in Section 5605 of the NASDAQ Marketplace Rules applicable to companies listed on The NASDAQ Stock Market, and has also determined that each of Messrs. Ellis and Golden is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The director biographies included above describe the relevant experience of each director.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at Talon. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.

The Board is led by the Chairman, Mark Dyne, who became a member of our Board in 1997. The benefits of Mr. Dyne’s leadership of the Board stem both from his long-standing relationship and involvement with us, which provides a unique understanding of our culture and business, as well as his ongoing role as the Board’s primary contact with our senior management team, which ensures that a constant flow of Company-related information is available. This flow of communication enables Mr. Dyne to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings. Our Board of Directors has responsibility for the oversight of risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the Board of Directors in setting our business strategy is a key part of its assessment of risk management and the determination of what constitutes our appropriate level of risk. The Board regularly discusses with management our major risk exposures, their potential impact on us and the steps taken to manage these risks. In addition, the Board may retain, on such terms as determined by the Board, in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board in fulfilling its oversight responsibilities.

Compensation of Directors and Officers

Our Board of Directors is responsible for determining the compensation to be paid to our officers and directors, with recommendations from management as to the amount and/or form of such compensation. During the course of 2013, the Company utilized the services of a nationally recognized compensation consulting firm to recommend improvements to our executive and board compensation plans for alignment with our current business strategy.  While the compensation consultant’s analysis did not affect 2013 executive compensation, the Board of Directors considered the results from this study in formulating compensation plans for our executives beginning in 2014.

Code of Ethics

We have adopted a Code of Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to our other employees and directors generally.  A copy of our Code of Ethical Conduct was filed as an exhibit to our Annual Report on Form 10-K.

Director Nominations

We do not currently have a standing nominating committee of our Board of Directors. The entire Board of Directors performs the duties of the nominating committee and is responsible for considering and approving nominations of candidates for directors, including determining the appropriate qualifications and experience required of such candidates, and related matters.

In carrying out their function to nominate candidates for election to the Board of Directors, the Board considers the mix of skills, experience, character, commitment, and diversity of background of the Board of Directors at the time of such nominations. The Board of Directors believe that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Board’s judgment, interfere with or limit such candidate’s ability to do so. The Board of Directors has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board.

The Board of Directors’ methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources including members of the Board of Directors, our executives, and other sources. The Board of Directors may also from time to time retain one or more third-party search firms to identify suitable candidates.

Our stockholders may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. The notice must be made in writing and include (1) the qualifications of the proposed nominee to serve on the Board of Directors, (2) the principal occupations and employment of the proposed nominee during the past five years, (3) directorships currently held by the proposed nominee and (4) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

Pursuant to the Subscription Agreement we entered into with Kutula Holdings Ltd. in connection with Kutula’s 2013 investment in our common stock, we granted Kutula the right to nominate one member of the Company’s Board of Directors, so long as Kutula continues to hold at least 15,500,000 of the shares purchased pursuant to its Subscription Agreement. However, at this time Kutula has not elected to nominate a director.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted three methods by which our stockholders may communicate with the Board of Directors regarding matters of substantial importance to us. These methods are as follows:

Procedures for Submission of Communications Regarding Audit and Accounting Matters. Pursuant to the duties and responsibilities previously delegated to the audit committee of the Board of Directors in its audit committee charter, our Board of Directors adopted procedures for (1) the receipt, retention, and treatment of communications received by us regarding accounting, internal accounting controls, or auditing matters; and (2) the submission by our employees, on a confidential and anonymous basis, of communications regarding questionable accounting or auditing matters. These functions previously assigned to the audit committee are now performed by the full Board of Directors. These procedures allow any person to submit a good faith communication regarding these various audit, internal accounting control and accounting matters to the Board of Directors, or to our management, and any employee to do so on a confidential and anonymous basis, without fear of dismissal or retaliation of any kind. The “Complaint Procedures for Accounting and Auditing Matters” can be found on our website at www.talonzippers.com.

Code of Ethical Conduct. Our Code of Ethical Conduct identifies a mailing address of the Board of Directors. This allows individuals to contact Board of Directors’ members in connection with matters concerning the code and our overall ethical values and standards.

Investor Relations. Our investor relations manager, Rayna Hernandez, coordinates the response to all of our investor relations matters. Stockholders are free to contact Ms. Hernandez at info@talonzippers.com, or our Investor Relations Department, at 818-444-4100. Ms. Hernandez determines whether inquiries or other communications with respect to investor relations should be relayed to the Board of Directors or to management. Typical communications relayed to the Board of Directors or management involve stockholder proposal matters, audit and accounting matters addressed in the section titled “Procedures for Submission of Communications Regarding Audit and Accounting Matters” above, and matters related to our code of ethical conduct addressed in the section titled “Code of Ethical Conduct” above.

COMPENSATION DISCUSSION AND ANALYSIS

The full Board of Directors is responsible for determining the compensation to be paid to our officers and directors, with recommendations from management as to the amount and/or form of officer compensation.

Our executive compensation program is administered by the Board of Directors.  The Board is responsible for, among other functions: (1) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives; (2) administering our incentive-compensation and equity based plans; and (3) negotiating, reviewing and recommending the annual salary, bonus, stock awards and other benefits, direct and indirect, of the Chief Executive Officer, and other current and former executive officers.

The Board of Directors also has the authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities. During the course of 2013, the Company utilized the services of a nationally recognized compensation consulting firm to recommend improvements to our executive and board compensation plans for alignment with our current business strategy.  While the compensation consultant’s analysis did not affect 2013 executive compensation, the Board of Directors considered the results from this study in formulating compensation plans for our executives beginning in 2014.

Our named executive officers for 2014 were as follows:

●	Lonnie D. Schnell, Chief Executive Officer (and Chief Financial Officer through March 31, 2014; resigned effective April 10, 2015);

●	Larry Dyne, President through April 10, 2015 (and Chief Executive Officer effective April 13, 2015); and

●	Nancy Agger-Nielsen, Chief Financial Officer (from April 1, 2014, and during the period of March 3, 2014 until March 31, 2014 served as Vice President Finance).

Mr. Schnell resigned from his position as an executive officer and from our Board of Directors on April 10, 2015. Mr. Larry Dyne was appointed Chief Executive Officer on April 13, 2015.

Compensation Philosophy

Our executive compensation program is designed to drive company performance to maximize stockholder value while meeting our needs and the needs of our employees. The specific objectives of our executive compensation program include the following:

●	Alignment – to align the interests of executives and stockholders through equity-based compensation awards;

●	Retention – to attract, retain and motivate highly qualified, high performing executives to lead our continued growth and success; and

●	Performance – to provide rewards commensurate with performance by emphasizing variable compensation that is dependent upon the executive’s achievements and company performance.

In order to achieve these specific objectives, our executive compensation program is guided by the following core principles:

●	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

●

Senior executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

●	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience, taking into account the desired pay relationships within the executive team; and

●

Our executive compensation program places a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture. Annual performance of our company, primarily in terms of performance measured by an adjusted earnings before interest, taxes, depreciation and amortization for the year, and the executive are taken into account in determining annual bonuses that ensure a high pay-for-performance culture.

Compensation Elements

We compensate senior executives through a variety of components, including base salary, annual incentives, equity incentives and benefits and perquisites, in order to provide our employees with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations, performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain highly talented executives. The Board typically sets base salaries for our senior executives at market levels. However, base salaries will vary in practice based upon an individual’s performance, individual experience and negotiations, and for changes in job responsibilities.

Management Incentive Bonuses

Management incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a meaningful portion of total pay opportunities for executives and other key employees to the attainment of our company’s performance goals. These awards are also used as a means to recognize the contribution of our executive officers to overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align senior executive and stockholder interests by linking a meaningful portion of executive pay to long-term stockholder value creation and financial success over a multi-year period. Equity incentives are also provided to our executives to attract and enhance the retention of executives and other key employees and to facilitate stock ownership by our senior executives. The Board of Directors also considers individual and company performance when determining long-term incentive opportunities.

Health & Welfare and 401-K Benefits

The named executive officers participate in a variety of retirement, health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that is triggered in the event of involuntary termination without cause or in the event of a change in control.

In order to preserve the morale and productivity and encourage retention of our key executives in the face of the disruptive impact of an actual or rumored change in control, we provide a bridge to future employment in the event that an executive’s job is eliminated as a consequence of a change in control. This provision is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive’s own employment. Our employment agreements with some of our current named executive officers provide a lump sum payment and benefits continuation as a result of an involuntary termination without cause or for good reason following a change in control, plus accelerated vesting of stock or option awards.

Other Benefits

In order to attract and retain highly qualified executives, we provide some of our named executive officers, with automobile allowances that we believe are consistent with current market practices. Our executives also may participate in a 401(k) plan under which we matched contributions for all employees up to 100% of an employee’s contributions to a maximum of $1,000 through December 31, 2013, and to 50% of an employee’s contribution to a maximum of $2,000 beginning in January 2014, subject to any limitations imposed by ERISA.

Other Factors Affecting Compensation

Accounting and Tax Considerations

We consider the accounting implications of all aspects of our executive compensation program. Our executive compensation program is designed to achieve the most favorable accounting (and tax) treatment possible as long as doing so does not conflict with the intended plan design or program objectives.

Process for Setting Executive Compensation

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals; (2) overall company performance and size relative to industry peers; (3) individual executive performance and expected contribution to our future success; (4) changes in economic conditions and the external marketplace and (5) in the case of named executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer. Ultimately, the Board uses its judgment when determining how much to pay our executive officers. The Board evaluates each named executive officer’s performance during the year against established goals, leadership qualities, business responsibilities, current compensation arrangements and long-term potential to enhance stockholder value. The opinions of outside consultants may also be taken into consideration in deciding what salary, bonus, long-term incentives and other benefits and severance to give each executive in order to meet our objectives stated above.

The Board considers compensation information data gathered from annual reports and proxy statements from companies that the Board generally considers comparable to us; compensation of other Company employees for internal pay and equity purposes; and levels of other executive compensation plans from compensation surveys.

The Board sets the pay for the named executive officers and other executives, by element and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving our long-term objectives.

Factors Considered

In administering the compensation program for senior executives, including named executive officers, the Board considers the following:

●	Cash versus non-cash compensation. The pay elements are cash-based except for the long-term incentive program, which may be cash-based, equity-based, or a combination;

●	Prior year’s compensation. The Board of Directors considers the prior year’s bonuses and long-term incentive awards when approving bonus payouts or equity grants;

●

Adjustments to Compensation. On an annual basis, and in connection with setting executive compensation packages, the Board of Directors reviews our operating income growth, earnings before interest and taxes growth, earnings per share growth, cash flow growth, operating margin, revenue growth and total stockholder return performance. In addition, the Board of Directors considers peer group pay practices, emerging market trends and other factors. No specific weighting is assigned to these factors nor are particular targets set for any particular factor. Total compensation from year to year can vary significantly based on our and the individual executive’s performance; and

●	Application of discretion. It is our policy and practice to use discretion in determining the appropriate compensation levels considering performance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer during 2014 and the two mostly highly compensated executive officers other than the Chief Executive Officer at the end of 2014 whose compensation exceeded $100,000 (referred to as “named executive officers”), information concerning all compensation earned for services to us in all capacities for 2012, 2013 and 2014.

	Year	Salary	Bonus (1)	Option Award (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Lonnie D. Schnell
Chief Executive Officer (5)	2014	$425,000	$-	$233,695	$133,025	$42,520	$834,240
	2013	375,000	36,268	-	344,500	40,672	796,440
	2012	375,002	15,546	-	172,146	39,733	602,427
Larry Dyne
President (6)	2014	$400,000	$-	$194,746	$125,200	$35,058	$755,004
	2013	350,000	36,268	-	323,000	24,783	734,051
	2012	350,001	15,546	-	160,669	23,438	549,654
Nancy Agger-Nielsen
Chief Financial Officer (7)	2014	$166,667	$45,000	$68,725	$-	$18,077	$298,469
(1)

Bonus compensation consists of discretionary bonuses awarded to the named executives based upon performance, discretionary bonuses associated with the tax consequences of RSU settlements and bonuses awarded as an incentive to join our organization. Bonuses are reported for the year in which they were earned and are generally paid in the first quarter of the subsequent year.

(2)

The option award represents the aggregate grant date fair value computed in accordance with ASC 718 with respect to option awards or stock awards granted in the applicable year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to Note 4 of the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K. These amounts do not reflect the actual value that may be realized by the named executive officers which depends on the value of our shares in the future.

(3)

Non-equity incentive plan compensation for 2014, 2013 and 2012 consists of awards from the EBITDA Bonus Plan, a cash incentive plan, which was established pursuant to our employment agreements with Mr. Schnell and Mr. Dyne. Bonuses are reported for the year in which they were earned and are generally paid in the first quarter of the subsequent year.

(4)	All other compensation consists of the following (amounts in dollars):

	Year	Health and medical insurance premiums	Life and disability insurance	401k company matching contributions	Other personal benefits	Total
Lonnie D. Schnell	2014	$30,621	$1,662	$2,000	$8,237	$42,520
	2013	28,729	1,722	1,000	9,221	40,672
	2012	27,408	1,722	1,000	9,603	39,733
Larry Dyne	2014	$16,248	$5,966	$2,000	$10,844	$35,058
	2013	16,505	5,747	1,000	1,531	24,783
	2012	15,250	5,572	1,000	1,616	23,438
Nancy Agger-Nielsen	2014	$15,100	$977	$2,000	$-	$18,077

(5)	Mr. Schnell resigned as Chief Executive Officer on April 10, 2015.

(6)	Mr. Dyne was also appointed as Chief Executive Officer on April 13, 2015.

(7)	Ms. Agger-Nielsen has served as Chief Financial Officer since April 1, 2014, and during the period of March 3, 2014 until March 31, 2014 served as Vice President Finance.

Executive Compensation

Chief Executive Officer through April 10, 2015 (and Chief Financial Officer through March 31, 2014). The 2012, 2013 and 2014 base salary and other compensation for Lonnie D. Schnell, our Chief Executive Officer during those years, was determined in accordance with our employment agreement and related amendments. The terms and conditions established in this agreement were the result of consideration of our operating performance levels, at the time of entering into the agreement and for prior periods, comparative industry compensation levels and negotiations with Mr. Schnell. The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value. On July 30, 2010, Mr. Schnell was granted a restricted stock unit award (“RSU Award”) for 5,778,500 shares of our common stock. The RSU Award vested 50% on a date which was 13 months following the grant date, and vested an additional 10% on each date which was 18, 24, 30, 36 and 42 months following the grant date, subject to full acceleration of vesting upon a change in control of the Company, as defined in the RSU Award agreement. In addition to the long-term equity incentive, Mr. Schnell was entitled to receive an annual cash bonus in 2012, 2013 and 2014 in an amount equal to a percentage of his base salary upon the Company achieving actual adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) within a range of target adjusted EBITDA. The EBITDA bonus award under Mr. Schnell’s employment agreement and related amendments for 2012, 2013 and 2014 is shown in the table above as non-equity incentive plan compensation.

President during 2012, 2013 and 2014 (and Chief Executive Officer effective April 13, 2015). The 2012, 2013 and 2014 base salary and other compensation for Larry Dyne, our President during those years, was determined in accordance with our employment agreement and related amendments. The terms and conditions established in this agreement were the result of consideration of our operating performance levels at the time of entering into the agreements and for prior periods, comparative industry compensation levels and negotiations with Mr. Dyne. The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value. On July 30, 2010, Mr. Dyne was granted an RSU Award for 5,778,500 shares of our common stock. The RSU Award vested 50% on a date which was 13 months following the grant date, and vested an additional 10% on each date which was 18, 24, 30, 36 and 42 months following the grant date, subject to full acceleration of vesting upon a change in control of our Company, as defined in the RSU Award agreement. In addition to the long term incentive, Mr. Dyne was entitled to receive an annual cash bonus in 2012, 2013 and 2014 in an amount equal to a percentage of his base salary upon the Company achieving actual adjusted EBITDA within a range of target adjusted EBITDA. The EBITDA bonus award under Mr. Dyne’s employment agreement and related amendments for 2012, 2013 and 2014 is shown in the table above as non-equity incentive plan compensation.

Chief Financial Officer. The compensation for Nancy Agger-Nielsen, our Chief Financial Officer, is in accordance with our at-will employment agreement. The terms and conditions established in this agreement were the result of consideration of our operating performance levels, and consistent with comparative industry compensation levels. The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value. In 2014, long-term equity in the form of options for 250,000 shares of common stock were granted to Ms. Agger-Nielsen as an inducement to maximize performance and increase stockholder value. The option grants were established to vest monthly over a four-year term, after a minimum initial term of twelve months. In addition, a hiring bonus of $15,000 was paid to Ms. Agger-Nielsen upon her employment as an incentive to join our organization, and a discretionary incentive bonus of $30,000 was awarded for 2014 based on Ms. Agger-Nielsen’s individual performance and contributions.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information about equity-awards granted to each named executive officers in 2014.

Name	Grant Date (1)	Approval Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/SH) (3)	Market Price on Grant Date ($/SH) (3)	Grant Date Fair Value of Option Awards ($)(4)
Lonnie D. Schnell	8/14/14	8/7/14	1,200,000	$0.21	$0.20	$233,695
Larry Dyne	8/14/14	8/7/14	1,000,000	$0.21	$0.20	$194,746
Nancy Agger-Nielsen	5/15/14	5/8/14	250,000	$0.26	$0.27	$68,725

(1)

The grant date of an option award is the date that the Board of Directors fixes as the date the recipient is entitled to receive the award. The approval date is the date that the Board of Directors approves the award. Our policy is to set the exercise price of options as the average market price of the Company’s stock for the five trading days following the date of approval of the grant, and the actual grant date is the last day of such five day period.

(2)	Option awards have a 10 year term and vest over a four-year period.

(3)

The exercise price of option awards may differ from the market price on the date of grant. The exercise price of options granted in 2014 is equal to the average closing sales prices of our common stock for the five trading days prior to and including the grant date, as reported on the OTCQB, while the market price on the date of grant is the closing price of our common stock on that date.

(4)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year 2014

The following table provides information with respect to outstanding stock options and stock awards held by each of the named executive officers as of December 31, 2014

		Option Awards
		Number of Securities underlying Unexercised Options		Option	Option
Name	Grant Date	(#) Exercisable	(#) Unexercisable(1)	Exercise Price ($)	Expiration Date
Lonnie D. Schnell	8/14/14	-	1,200,000	$0.21	8/14/24
	6/25/08	900,000	-	$0.20	6/24/18
	8/6/09	700,000	-	$0.09	8/6/19

Larry Dyne	8/14/14	-	1,000,000	$0.21	8/14/24
	6/25/08	700,000	-	$0.20	6/24/18
	8/6/09	510,000	-	$0.09	8/6/19

Nancy Agger-Nielsen	5/15/14	-	250,000	$0.26	5/15/24

(1)

These options become exercisable with respect to 25% of the total options shares at the end of one year from the date of the grant and the remaining shares become exercisable in 36 monthly installments equal to 1/48th of the Option shares on the last day of each calendar month thereafter until fully exercisable.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table provides information with respect to restricted stock award vesting for each of the named executive officers during 2014. There were no options exercised by named executive officers during 2014.

	Stock Awards acquired on vesting and settlement of RSU’s
Name	Number of Shares (#)(1)	Value Realized ($)(1)(2)
Lonnie D. Schnell	577,850	144,463
Larry Dyne	577,850	144,463
Total	1,155,700	288,926

(1)	The shares shown in the table above indicate 577,850 shares that vested and settled into common shares under the RSU Awards on January 30, 2014, for each of the named executives.

(2)	Based on the closing price of the Common Stock of $0.25 on January 30, 2014, as reported by the OTCQB.

Employment Agreements, Termination of Employment and Change of Control Arrangements

Employment Agreements

We have entered into the following employment agreements and related amendments with Larry Dyne, our current Chief Executive Officer, and Lonnie D. Schnell, our prior Chief Executive Officer who resigned in April 2015. Ms. Agger-Nielsen does not have an employment agreement with the Company.

Larry Dyne, President and Chief Executive Officer. On July 30, 2010, we entered into an Executive Employment Agreement with Mr. Dyne as amended on June 15, 2012, November 8, 2013 and August 7, 2014, to serve as our President. Mr. Dyne was also appointed as Chief Executive Officer in April 2015. The employment agreement and related amendments has a term continuing through December 31, 2016, and may be extended to December 31, 2017. Pursuant to this agreement, Mr. Dyne received an annual base salary of $300,000 for the period starting on July 30, 2010 through December 31, 2010, $325,000 for the year ended December 31, 2011 and $350,000 for the years ended December 31, 2012 and 2013. Starting on January 1, 2014, Mr. Dyne’s annual base salary increased to $400,000 for the remaining term of this agreement. Such base salary may be increased, but not decreased, at the discretion of the Board. Mr. Dyne is entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon the Company achieving actual adjusted EBITDA within a range and meeting certain performance objectives as determined by the Board of Directors.

Mr. Dyne is entitled to an auto allowance of $950 per month, and reimbursement of up to $10,000 for legal fees incurred in connection with the negotiation of his employment agreement. In the event that prior to the end of the term, Mr. Dyne’s employment is terminated by us “without cause” (as defined in the agreement), by Mr. Dyne for “good reason” (as defined in the agreement) or due to Mr. Dyne’s death or disability, then conditional upon his execution of a release of claims, Mr. Dyne or his estate will be entitled to receive, in addition to all accrued salary, (1) severance payments equal to 18 months of Mr. Dyne’s base salary, (2) all options issued to Mr. Dyne shall remain outstanding for 18 months following termination, and (3) continued medical coverage for Mr. Dyne and his dependents for 18 months following termination.

Lonnie D. Schnell, Chief Executive Officer through April 10, 2015 (and Chief Financial Officer through March 31, 2014). On July 30, 2010, we entered into an Executive Employment Agreement with Mr. Schnell as amended on June 15, 2012, November 8, 2013 and August 7, 2014, to serve as our Chief Executive Officer. Mr. Schnell resigned as Chief Executive Officer in April 2015. The employment agreement and related amendments had a term continuing through December 31, 2016, and could have been extended to December 31, 2017. Pursuant to this agreement, Mr. Schnell received an annual base salary of $325,000 for the period starting on July 30, 2010 through December 31, 2010, $350,000 for the year ended December 31, 2011, and $375,000 for the years ended December 31, 2012 and 2013. Starting on January 1, 2014, Mr. Schnell’s annual base salary increased to $425,000. Mr. Schnell was entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon the Company achieving actual adjusted EBITDA within a range and meeting certain performance objectives as determined by the Board of Directors. Mr. Schnell was entitled to an auto allowance of $1,000 per month, and reimbursement of up to $10,000 for legal fees incurred in connection with the negotiation of his employment agreement. In the event that prior to the end of the term, Mr. Schnell’s employment was terminated by us “without cause” (as defined in the agreement), by Mr. Schnell for “good reason” (as defined in the agreement) or due to Mr. Schnell’s death or disability, then conditional upon his execution of a release of claims, Mr. Schnell or his estate would be entitled to receive, in addition to all accrued salary, (1) severance payments equal to 18 months of Mr. Schnell’s base salary, (2) all options issued to Mr. Schnell shall remain outstanding for 18 months following termination, and (3) continued medical coverage for Mr. Schnell and his dependents for 18 months following termination.

As a condition to Mr. Schnell’s resignations in April 2015, we agreed to pay Mr. Schnell the compensation under his executive employment agreement that he would be entitled to receive if we had terminated his employment without cause.

Potential Severance Payments

Under the Executive Employment Agreements as described above, Messrs. Schnell and Dyne will be entitled to receive severance benefits in the event that the executive’s employment is terminated due to the executive’s death or disability, by us without “cause” or by the executive for “good reason.” The following table sets forth severance payments and benefits that we would have been obligated to pay to Messrs. Schnell and Dyne assuming a triggering event had occurred under each of their respective employment agreements as of December 31, 2014, as follows:

Name	Cash Severance Payment ($)(1)	Non-Equity Incentive Plan Compensation ($)	Continuation of Health Benefits ($)	Total Severance Benefits ($)
Lonnie D. Schnell (2)	717,615	133,025	42,340	892,980
Larry Dyne	675,562	125,200	18,948	819,710

(1)	Includes (a) earned and unpaid base salary through the date of termination, (b) accrued but unpaid vacation and (c) severance payments equal to 18 months of base salary and payable in a lump sum or periodic payments as provided in the executive’s employment agreement and (d) car allowance payments due at the first day of the month during the severance period (18 months) as provided in the executive’s employment agreement.

(2)

As noted above, in connection with Mr. Schnell’s resignation as Chief Executive Officer in April 2015, Mr. Schnell will be entitled to receive the severance benefits under his executive employment agreement as if he were terminated without cause.

Potential Change in Control Payments

As described above, our employment agreements with Lonnie D. Schnell and Larry Dyne provide for accelerated vesting of all or a portion of the options held by such executives upon a change in control. However, as of December 31, 2014, there were no unvested stock options held by the named executive officers that had an exercise price lower than the closing price of our common stock on December 31, 2014 of $0.18 per share, as reported by the OTCQB. As a result, there would have been no value of the accelerated vesting had a change in control occurred on December 31, 2014. Currently, there are no other benefits payable to our named executive officers upon a change in control.

Director Compensation

The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The full Board of Directors has the primary responsibility for reviewing and considering any revisions to director compensation.

The following table details the total compensation earned by our non-employee directors in 2014.

Name	Fees earned or paid in cash	Option awards (5)	Total
Mark Dyne (1)	$31,000	$9,717	$40,717
David Ellis (2)	30,000	9,717	39,717
Morris D. Weiss (3)	31,000	9,717	40,717
Robert L. Golden (4)	31,000	9,717	40,717
Total	$123,000	$38,868	$161,868

(1)	As of December 31, 2014, Mr. Mark Dyne held options to purchase a total of 465,000 shares.

(2)	As of December 31, 2014, Mr. David Ellis held options to purchase a total of 350,000 shares.

(3)	As of December 31, 2014, Mr. Morris D. Weiss held options to purchase a total of 250,000 shares.

(4)	As of December 31, 2014, Mr. Robert L. Golden held options to purchase a total of 150,000 shares.

(5)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Our current policy, adopted as of January 1, 2014, is to pay non-employee directors an annual retainer of $25,000 for service on our Board of Directors as well as $1,000 for their attendance at any meeting of the Board of Directors, regardless of whether such meeting is held in person or telephonically. In addition, our current policy is to annually grant to each non-employee director an option to purchase 50,000 shares of our common stock immediately following reelection as directors at each annual meeting of stockholders. The options vest in 12 equal monthly installments, and become fully vested one year from the date of grant.

Our Board of Directors does not have standing audit, compensation or nominating committees. The Board of Directors handles all audit, compensation and nominating committee matters. We also reimburse directors for their reasonable travel expenses incurred in attending board meetings or committee meetings.

The Board of Directors approved the foregoing new Board compensation policies effective for 2014 based, in part, on the results of a compensation study provided by a nationally recognized compensation consulting firm engaged by the Board in 2013.

On August 14, 2014, we issued 50,000 options to each of the Messrs. Mark Dyne, David Ellis, Morris D. Weiss and Robert L. Golden in connection with their reelection as directors.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on our Company.  Our base salary component of compensation does not encourage risk-taking because it is a fixed amount.  Our executive bonus plan for senior executives and our equity compensation awards have the following risk-limiting characteristics:

●

Cash awards to each executive officer under management incentive bonus plans are set in a market range and are limited by the terms of the plan for senior executives to a fixed maximum specified in the plan;

●	Equity and discretionary cash awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

●	Neither cash nor equity awards are tied to formulas that could focus executives on specific short-term outcomes;

●

Members of the Board of Directors approve the final cash incentive awards made under the executive bonus plan for senior executives in their discretion, after the review of executive and corporate performance;

●	Members of the Board of Directors approve all equity awards for senior executives in their discretion; and

●	An equity award’s value is delivered in the form of stock and options that vest over multiple years, which aligns the interests of executive officers to long-term stockholder interests.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Party Transactions

We have adopted a policy that requires Board of Directors’ approval of transactions with related persons as defined by SEC regulations, including any sales or purchase transaction, asset exchange transaction, operating agreement, or advance or receivable transaction that could put our assets or operating performance at risk. All of our directors and executive officers are required at all times, but not less than annually, to disclose all relationships they have with companies or individuals that have conducted business with, or had an interest in, us. Our executive officers monitor our operations giving consideration to the disclosed relationships and refer potential transactions to the Board of Directors for approval. The Board of Directors considers a related party transaction for its potential economic benefit to us, to ensure the transaction is “arm’s length” and in accordance with our policies and that it is properly disclosed in our reports to stockholders.

Reportable Related Party Transactions

Other than the employment arrangements described elsewhere in this report, since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

●	in which the amount involved exceeds $120,000; and

●

in which any director, executive officer, stockholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Report of Board of Directors Performing the Functions of an Audit Committee

The functions customarily delegated to the audit committee are performed by our full Board of Directors. The Board of Directors has furnished the report set forth below.

The Board of Directors is responsible for overseeing and monitoring the integrity of our financial reporting process, our compliance with legal and regulatory requirements and the quality of our internal and external audit processes. The Board reviews and reassesses the charter annually and recommends any changes to the Board for approval.

In fulfilling its responsibilities for the financial statements for fiscal year 2014, the Board of Directors:

●	Reviewed and discussed the audited financial statements for the year ended December 31, 2014 with management and SingerLewak LLP, our independent registered public accounting firm;

●	Discussed with SingerLewak LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

●

Received written disclosures and a letter from SingerLewak LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Board of Directors discussed with Singerlewak LLP their independence; and

●

Based on its review of the audited financial statements and discussions with management and Singerlewak LLP, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Board of Directors also considered the status of pending litigation and other areas of oversight relating to the financial reporting and audit process that the Board of Directors determined appropriate.

The Board of Directors considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

The Board of Directors:

Mark Dyne

Larry Dyne

David Ellis

Morris D. Weiss

Robert L. Golden

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding the beneficial ownership of our common stock as of April 16, 2015:

●	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common Stock;
●	each of our current directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has shares voting or investment power with respect to such shares. Shares of Common Stock underlying warrants or options currently exercisable or exercisable within sixty (60) days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at April 16, 2015. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

As of April 16, 2015, we had 92,267,831 shares of Common Stock issued and outstanding. The address of each person listed is in our care, at 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367, unless otherwise set forth below such person’s name.

	Common Stock
Name of Beneficial Owner	Shares	%

Executive Officers and Directors:
Larry Dyne (1)	6,557,697	7.0
Nancy Agger-Nielsen (2)	162,500	*
Mark Dyne (3)	9,600,668	10.4
David Ellis (4)	341,668	*
Morris D. Weiss (4)	241,668	*
Robert L. Golden (4)	141,668	*

Executive Officers and Directors as a Group (6 persons) (5)	17,045,869	18.0

5% Stockholders:
Kutula Holdings Ltd. Fascinatio Boulevard 764 2909 VA Capelle aan den Ijssel, Netherlands	38,888,889	42.1
Perrtech Pty Limited Level 3, 11 New South Head Road Edgecliff NSW 2027, Sydney, Australia	8,333,333	9.0
Lonnie D. Schnell	6,943,097	7.4

*	Less than 1%.
(1)	Consists of (i) 5,347,697 shares of Common Stock and (ii) 1,210,000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable.
(2)	Consists of 100,000 shares of Common Stock and (ii) 62,500 shares of Common Stock reserved for issuance upon exercise of stock options that will become exercisable within 60 days.
(3)	Consists of (i) 9,169,000 shares of Common Stock and (ii) 431,668 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(4)	Consists entirely of shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(5)	Consists of (i) 14,616,697 shares of Common Stock and (ii) 2,429,172 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(6)	Consists of (i) 5,343,097 shares of Common Stock and (ii) 1,600,000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable.

The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers, and our other stockholders, or taken from documents filed with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and greater-than-ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with all Section 16(a) forms they file.  Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that during the year ended December 31, 2014, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

PRoposal NUMBER 2:     ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (or “Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the Annual Meeting a non-binding stockholder vote to approve the compensation of our executives, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say on pay” vote, gives stockholders the opportunity to endorse or not endorse the compensation of our executives as disclosed in this Proxy Statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure in the Company’s Proxy Statement for the annual meeting.

This vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board. The vote will not affect any compensation previously paid or awarded to any executive. The Board of Directors may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Required Vote

Endorsement of the compensation of our executive officers will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ENDORSEMENT OF THE COMPENATION OF OUR EXECUTIVE OFFICERS.

Proposal NUMBER 3:     RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

Our Board of Directors performs the functions of the audit committee and is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Board of Directors has selected SingerLewak LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015, and recommends that stockholders vote for ratification of such appointment. SingerLewak, LLP has audited our financial statements since the fiscal year ended December 31, 2005. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the fiscal year if the Board believes that such a change would be in the best interest of Talon and its stockholders. If the stockholders do not ratify the appointment of SingerLewak LLP, the Board may reconsider its selection.

Representatives of SingerLewak LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of SingerLewak LLP are also expected to be available to respond to appropriate questions.

Services Provided by the Independent Auditors

Audit Fees - The aggregate fees billed by our independent registered public accounting firm for professional services rendered for the audit of our annual financial statements and review of our financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings were $306,000 for fiscal year 2014, $307,000 for fiscal year 2013 and $315,000 for fiscal year 2012.

Audit-Related Fees – The aggregate fees billed by our independent registered public accounting firm for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements (other than those reported above) were $7,000 for fiscal year 2014 and no fees for fiscal year 2013 and 2012.

Tax Fees - No fees were billed by our independent registered public accounting firm for professional services rendered for tax compliance, tax advice and tax planning for fiscal years 2014, 2013 and 2012.

All Other Fees – The aggregate fees billed by our independent public registered accounting firm for services rendered to us other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $0 for fiscal year 2014, and $4,000 for fiscal years 2013 and 2012 which was primarily related to governmental regulations not related to our annual or quarterly financial statements.

The Board of Directors approved all of the foregoing services provided by SingerLewak LLP.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Board of Directors has established a general policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. For both types of pre-approval, the Board of Directors considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and us, (2) would place the independent auditors in the position of auditing its own work, (3) would result in the independent auditors acting in the role of management or as our employee, or (4) would place the independent auditors in a position of acting as an advocate for us. Additionally, the Board of Directors considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us.

Required Vote

The approval of the ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF SINGERLEWAK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal NUMBER 4:     Approval of an amendment to our certificate of incorporation to ALLOW FOR a reverse stock split

The Board of Directors has approved an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to allow for a reverse stock split of all our outstanding shares of common stock at a ratio within a range of 1-for-1.5 to 1-for-20. The Board of Directors is submitting the proposed amendment to the stockholders for approval at this Annual Meeting.

If this proposal is approved, the Board of Directors will have the authority to determine, at any time prior to the 2016 Annual Meeting, whether to implement a reverse stock split and the exact amount of the reverse stock split within the range noted. If the Board of Directors determines to implement the reverse stock split, it will become effective after filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board’s determination if and when to affect a reverse split, and at what ratio, will be based upon many factors, including existing and expected marketability and liquidity of our shares of common stock, prevailing market trends and conditions and the likely effect of the reverse stock split on the market price of our shares of common stock. If the reverse split is implemented, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio selected by Board of Directors.

If the reverse stock split is approved and implemented, the number of authorized shares of Common Stock will be reduced in the same ratio as the reverse stock split. In this case, the bracketed language in the text of the amendment below (or similar language) will be included in the amendment.

The Board of Directors has unanimously adopted a resolution setting forth the following proposed amendment to the Company’s Certificate of Incorporation pursuant to which the following new paragraph shall be inserted immediately following the first paragraph of Article IV:

“ Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock[, and the number of total shares of the Common Stock the Corporation is authorized to issue], immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into _____ (______) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than ___ shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.”

The text of the amendment included above is, however, subject to amendment to reflect the ratio selected by our Board of Directors within the approved range, and to reflect any changes that may be required by the office of the Secretary of State of the State of Delaware or that the Board of Directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the reverse stock split.

Purpose of a Reverse Stock Split

The purpose for seeking approval to provide for a reverse stock split is to increase the market price per share of our common stock. We believe that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by a reverse stock split given the reduced number of shares that would be outstanding and available for trading after a reverse stock split.

A primary purpose for increasing the market price of our common stock is to increase the likelihood of our common stock becoming eligible for listing on The Nasdaq Stock Market or other securities exchange, which we believe would improve the marketability and liquidity of our common stock for our stockholders.

The purpose of seeking stockholder approval for a range of exchange ratios from 1-for-1.5 to 1-for-20 (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board of Directors would be able to implement a reverse stock split upon its determination that it would be in our best interests at that time. If the Board of Directors were to effect a reverse stock split, the Board of Directors would set the timing for the reverse stock split and select the specific ratio within the range of ratios described in this proxy statement. No further action on the part of stockholders would be required to either implement or approve the reverse stock split. If the stockholders approve the proposal, and the Board of Directors determines to effect the reverse stock split, we would communicate to the public, prior to the effective date, additional details regarding the reverse split, including the specific ratio selected by the Board of Directors. If the Board of Directors does not implement the reverse stock split prior to the 2016 Annual Meeting, the authority granted in this proposal will terminate. The Board of Director reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in our best interests.

For the above reasons, we believe that having the ability to effect the reverse stock split will help us improve the marketability and liquidity of our common stock, and is therefore in the best interests of the Company and our stockholders. However, we cannot assure you that the reverse stock split will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance.

Principal Effects of a Reverse Stock Split

Common Stock Holdings. If this proposal to amend the Certificate of Incorporation to allow for a reverse stock split is approved and effectuated, a certificate of amendment to the Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware. Each issued share of common stock immediately prior to the effective time of the reverse stock split will automatically be changed, as of the effective time of the reverse stock split, into a fraction of a share of common stock based on the exchange ratio determined by the Board of Directors. In addition, proportional adjustments will be made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options and warrants.

Because the reverse stock split would apply to all of our issued shares of common stock, the proposed reverse stock split would not alter the relative rights and preferences of existing stockholders nor affect any stockholder’s proportionate equity interest in the Company, except to the extent the reverse stock split results in any of the stockholders owning a fractional share.

The following table sets forth the approximate percentage reduction in our outstanding shares of common stock and the approximate number of shares of common stock that would be outstanding as a result of the reverse stock split at various ratios that the Board of Directors may determine in its discretion, based on 92,267,831 shares of our common stock issued and outstanding as of April 16, 2015:

Proposed Reverse Stock Split Ratio	Percentage Reduction In Outstanding Shares	Shares Outstanding After Reverse Stock Split*	Authorized Shares after Reverse Stock Split
1-for-1.5	33%	61,511,887	200,000,000
1-for-2	50%	46,133,915	150,000,000
1-for-3	67%	30,755,943	100,000,000
1-for-4	75%	23,066,957	75,000,000
1-for-5	80%	18,453,566	60,000,000
1-for-6	83%	15,377,971	50,000,000
1-for-7	86%	13,181,118	42,857,142
1-for-8	88%	11,533,478	37,500,000
1-for-9	89%	10,251,981	33,333,333
1-for-10	90%	9,226,783	30,000,000
1-for-11	91%	8,387,984	27,272,727
1-for-12	92%	7,688,985	25,000,000
1-for-13	92%	7,097,525	23,076,923
1-for-14	93%	6,590,559	21,428,571
1-for-15	93%	6,151,188	20,000,000
1-for-16	94%	5,766,739	18,750,000
1-for-17	94%	5,427,519	17,647,058
1-for-18	94%	5,125,990	16,666,666
1-for-19	95%	4,856,201	15,789,473
1-for-20	95%	4,613,391	15,000,000

* Approximate; does not account for elimination of fractional shares.

As of April 16, 2015, our common stock was held of record by approximately 69 holders. The proposed reverse stock split, even if implemented at the 1-for-20 ratio, is expected to reduce the number of record holders of our common stock by up to approximately twenty holders of record.

Stockholders should note that it is not possible to accurately predict the effect of the reverse stock split on the market prices for the shares of common stock, and the history of reverse stock splits is varied. In particular, there is no assurance that the price per share of common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or will increase at all. In addition, there can be no assurance that the market price of the shares of common stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve some or all of the other desired results summarized above. Further, because some investors may view the reverse stock split negatively, there can be no assurance that approval of this proposal or the actual implementation of the reverse stock split would not adversely affect the market price of the shares of common stock.

“Public Company” Status. Our shares of common stock are currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and we are subject to the “public company” periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect our status as a public company or this registration under the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Odd Lot Transactions. It is likely that some of our stockholders will own “odd-lots” of less than 100 shares following a reverse stock split. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, and generally may be more difficult than a “round lot” sale. Therefore, those stockholders who own less than 100 shares following a reverse stock split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of common stock.

Authorized but Unissued Shares; Potential Anti-Takeover Effects. Our Certificate of Incorporation presently authorizes 300,000,000 shares of common stock and 3,000,000 preferred shares. The number of authorized shares of common stock will be reduced by the ratio of the reverse stock split and the number of shares remaining available for issuance by us in the future would remain the same. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance by us in the future would increase.

These additional shares would be available for issuance from time to time for corporate purposes such as issuances of shares of common stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred shares, convertible debt, warrants or options convertible into or exercisable for shares of common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of common stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under Delaware corporation law. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine these potential favorable opportunities as they arise, we have no current plans or arrangements to issue any additional shares of common stock, except in connection with compensation matters in the ordinary course.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If the stockholders approve Proposal Number 4 of this Proxy, the Board of Directors will be authorized to proceed with a reverse stock split in their sole determination. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our shares of common stock, our additional funding requirements and the amount of our authorized but unissued shares of common stock.

Fractional Shares

No fractional shares of common stock will be issued as a result of any effectuated reverse stock split. In lieu of issuing fractional shares, we will pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sales price of the shares of common stock, as quoted on the OTCQB on the effective date of the reverse stock split, multiplied by the fractional share amount. The number of shares which will result in fractional interests cannot be precisely predicted, as we cannot determine in advance the number of stockholders whose total holdings will not be evenly divisible by the applicable ratio at which the reverse stock split may be implemented.

No Dissenters’ Rights

Under Delaware law, our stockholders would not be entitled to dissenters’ rights or rights of appraisal in connection with the implementation of the reverse stock split, and we will not independently provide our stockholders with any such rights.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split. It does not address any state, local or foreign income or other tax consequences, which may vary significantly depending upon the jurisdiction and the status of the stockholder/taxpayer. This summary tax information applies to you only if you hold common stock prior to any effectuated stock split, and if you hold your post-reverse stock split common stock, as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns shares of common stock that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns shares of common stock as part of a straddle or conversion transaction for tax purposes or (h) a person whose functional currency for tax purposes is not the U.S. dollar. The discussion is based on the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), its legislative history, existing, temporary and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws, regulations and other guidance are subject to change, possibly on a retroactive basis. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to United States Holders of Common Stock. A United States holder, as used herein, is a stockholder who or that is: (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to United States holders.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of the new shares of common stock will be the same as the aggregate adjusted basis of the shares of common stock exchanged for such new shares, reduced by the amount of the adjusted basis of any shares of common stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered. A stockholder who receives cash in lieu of a fractional share of new shares of common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the old shares of common stock allocated to the fractional share. If the old shares of common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

Payment of cash in lieu of fractional shares within the United States or through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Tax Consequences to the Company. We do not expect to recognize any gain or loss as a result of the reverse stock split.

Accounting Consequences

Following the effective date of the reverse stock split, if any, the net income or loss and net book value per share of common stock will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Effective Date

If the proposed amendment to the Certificate of Incorporation to allow for a reverse stock split is approved and the Board of Directors determines to effect a reverse stock split, a reverse stock split will become effective on the effective date of the applicable certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which we would expect to be the date of filing.

Exchange of Stock Certificates

As of the Effective Date, each certificate representing shares of common stock outstanding before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All shares underlying options, warrants and other securities exchangeable or exercisable for or convertible into shares of common stock also automatically will be adjusted on the Effective Date.

Our transfer agent, American Stock Transfer & Trust Company, will act as the exchange agent for purposes of exchanging stock certificates subsequent to the reverse stock split. Shortly after the Effective Date, stockholders of record will receive written instructions requesting them to complete and return a letter of transmittal and surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Certificates representing shares of common stock issued in connection with the reverse stock split will continue to bear the same restrictive legends, if any, that were borne by the surrendered certificates representing the shares of common stock outstanding prior to the reverse stock split. No new certificates will be issued until such stockholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrendered, each certificate representing shares of common stock outstanding before the reverse stock split would continue to be valid and would represent the adjusted number of shares, based on the ratio of the reverse stock split.

Any stockholder whose stock certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-reverse stock split shares upon compliance with the requirements that we and our transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers and other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, such banks, brokers and other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares in “street name” with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

 Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

YOU SHOULD NOT DESTROY YOUR STOCK CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW. YOU SHOULD SEND YOUR STOCK CERTIFICATES ONLY AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate that, prior to approval of the reverse stock split, represented any shares of common stock, except that, if any certificates for shares of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, the stockholder requesting the reissuance will be required to pay to us any transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable and, in addition, (a) the transfer must comply with all applicable federal and state securities laws, and (b) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

Vote Required and Board Recommendation

The laws of Delaware and our Certificate of Incorporation require that, in order for us to amend the Certificate of Incorporation to give effect to the reverse stock split, such amendment must be approved by our Board of Directors and approved by the holders of a majority of the outstanding shares of common stock entitled to vote on such an amendment.

Our Board of Directors adopted resolutions on April 16, 2015 declaring that an amendment to the Certificate of Incorporation to allow for the reverse stock split was advisable and in our best interests and in the best interests of our stockholders and recommends that our stockholders vote “FOR” the amendment to the Certificate of Incorporation to provide for a reverse stock split. The affirmative vote, whether in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR A REVERSE STOCK SPLIT.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2016 annual meeting of stockholders for inclusion in our Proxy Statement and Proxy form relating to such annual meeting must submit such proposal to us or our principal executive offices by January 13, 2016. In addition, in the event a stockholder proposal is not received by us by March 29, 2016, the Proxy to be solicited by the Board of Directors for the 2016 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2016 annual meeting without any discussion of the proposal in the Proxy Statement for such meeting.

SEC rules and regulations provide that if the date of our 2016 annual meeting is advanced or delayed more than 30 days from the first anniversary of the date of the 2015 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2016 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2016 annual meeting. Upon determination by us that the date of the 2016 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the date of the 2015 annual meeting, we will publicly disclose such change.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-K

Our annual report on form 10-K which has been filed with the Securities and Exchange Commission for the year ended December 31, 2014, will be made available to stockholders without charge upon written request to Nancy Agger-Nielsen, Chief Financial Officer, Talon International, Inc., 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367.

On behalf of the Board of Directors

Larry Dyne
Chief Executive Officer

TALON INTERNATIONAL, INC.
21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367

April __, 2015

TALON INTERNATIONAL, INC.

PROXY FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of TALON INTERNATIONAL, Inc., a Delaware corporation (the “Company”), hereby nominates, constitutes and appoints Larry Dyne and Nancy Agger-Nielsen, or either of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 12, 2015 (the “Annual Meeting”), and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE “FOR” ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Item 1.	To elect the following nominees as directors:

Mark Dyne	☐ FOR	☐ WITHHOLD
Larry Dyne	☐ FOR	☐ WITHHOLD
David Ellis	☐ FOR	☐ WITHHOLD
Morris D. Weiss	☐ FOR	☐ WITHHOLD
Robert L. Golden	☐ FOR	☐ WITHHOLD

____________________________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING PROPOSALS:

Item 2.	To approve by advisory vote the compensation of the Company’s executives.

☐ FOR ☐ AGAINST ☐ ABSTAIN

_______________________________________________________________________________________

Item 3.	To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐ FOR ☐ AGAINST ☐ ABSTAIN

______________________________________________________________________________________

Item 4.	To approve an amendment to the Company’s Certificate of Incorporation to allow for a reverse split of our outstanding shares of common stock as described in the enclosed proxy statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

______________________________________________________________________________________

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated April 16, 2015 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated: _______________________________

Signature:_____________________________

Signature:_____________________________

Signature(s) of Stockholder(s)

(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

If your shares are held in street name, you must obtain a proxy (a “Proxy”), executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE